Exhibit 10.29

AMENDMENT NO. 1

to

MORTGAGE LOAN PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) is made and entered into this 31st day of May, 2006, and effective as of May 1, 2006, by and between Encore Credit Corp., as seller (the “Seller”) and Countrywide Home Loans, Inc. (“CHL”), as purchaser (together with its successors and assigns, the “Purchaser”), in connection with the Mortgage Loan Purchase and Interim Servicing Agreement, dated as of June 20, 2003, between the Seller and CHL (the “Agreement”).

BACKGROUND

The Seller and CHL entered into the Agreement to provide for the sale and transfer of certain mortgage loans, including the servicing rights relating thereto, from time to time, from the Seller to CHL. The provisions of the Agreement contemplate that CHL may sell Mortgage Loans acquired by it in a Securitization Transaction or Whole Loan Transfer in which Purchaser’s assignee may wish to sell such Mortgage Loans in a Securitization Transaction.

Purchaser has acquired certain Mortgage Loans from the Seller pursuant to the Agreement in trades designed as Trades # 2004-10-118, 2005-08-286, 2005-11-229, 2005-12-053 and 2005-12-071 (such trades, the “Subject Trades,” and the Mortgage Loans sold pursuant to the Subject Trades, the “Subject Mortgage Loans”) that Seller intends to include in a public Securitization Transaction with a Reconstitution Date occurring in May 2006 (any such Securitization Transaction, a “Subject Securitization Transaction”). The Commission has enacted Regulation AB which establishes new rules governing public Securitization Transactions and which became effective generally on January 1, 2006. In order to comply with Regulation AB in connection with any Subject Securitization Transaction, the Purchaser will need assistance from the Seller that is not set forth in the Agreement. The Seller is willing to provide the further assistance set forth in this Amendment in order to continue selling mortgage loans to the Purchaser.

As contemplated by the Trade Confirmations relating to the Subject Trades, the Seller and the Purchaser intend to negotiate an additional amendment to the Agreement to facilitate the Purchaser’s compliance with Regulation AB in Securitization Transactions with Reconstitution Dates occurring on or after June 1, 2006.

AGREEMENT

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supercede such term.

Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions:

Commission: The United States Securities and Exchange Commission.

Seller Information: As defined in Section 6.18.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

COUNTRYWIDE HOME LOANS, INC., the Purchaser

By:	/s/ Jordan Cohen
Jordan Cohen
Vice President

ENCORE CREDIT CORP., the Seller

By:	/s/ Larry Moretti
Name: Larry Moretti
Title: EVP and Chief Administrative Officer

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